Filed Pursuant to Rule 424(b)(2)
Registration No. 333-178960

UBS AG GOAL Notes

UBS AG

February 7, 2012

PRODUCT SUPPLEMENT (To Prospectus dated January 11, 2012)

Product Supplement

UBS AG GOAL Notes

Linked to an Index

UBS AG from time to time may offer and sell GOAL Notes, which we refer to as “Notes”, linked to an underlying index (the “underlying index”). This product supplement describes some of the general terms that may apply to the Notes and the general manner in which they may be offered. The specific terms of any Notes that we offer, including the name of the underlying index to which the return on the Notes are linked and the specific manner in which such Notes may be offered, will be described for each particular offering of the Notes in an applicable pricing supplement to this product supplement (the “applicable pricing supplement”). If there is any inconsistency between the terms described in the applicable pricing supplement and those described in this product supplement or in the accompanying prospectus, the terms described in the applicable pricing supplement will be controlling. Except as otherwise described in the applicable pricing supplement, the general terms of the Notes are described in this product supplement and include the following:

Issuer:	UBS AG

Booking Branch:	The booking branch of UBS will be specified in the applicable pricing supplement.

Issue Price:	The issue price per Note will be set equal to 100% of the principal amount of each Note.

Principal Amount:	Unless otherwise specified in the relevant pricing supplement, the principal amount of each Note will be $1,000.

Coupon:	We will pay you interest during the term of the Notes, periodically in arrears, at the coupon rate per annum and on the coupon payment dates set forth in the applicable pricing supplement.

Payment at Maturity:	At maturity, UBS will pay a cash payment per Note that you hold, the amount of which is based on the performance of the underlying index from the trade date to the final valuation date, and whether the conversion level is breached on the final valuation date, as described below:

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If the final level is equal to or greater than the conversion level, UBS will pay you for each Note you hold a cash payment equal to your principal amount. You will not participate in any appreciation of the underlying index; or

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If the final level is less than the conversion level, UBS will deliver to you for each Note you hold the cash equivalent. “Cash equivalent” means an amount of cash, in U.S. dollars, equal to the product of (i) the conversion ratio and (ii) the final level.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that they do not guarantee any repayment of your initial investment. If the final level is greater than or equal to the conversion level, your initial investment will be repaid. If the final level is below the conversion level, UBS will pay you the cash equivalent at maturity, the value of which is expected to be worth significantly less than your principal amount resulting in a loss of some or all of your initial investment.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Initial Level:	The closing level of the underlying index determined on the trade date.

Final Level:	Unless otherwise specified in the applicable pricing supplement, the “final level” is the closing level of the underlying index determined on a date specified in the applicable pricing supplement, subject to adjustment upon the occurrence of a market disruption event, as described herein (the “final valuation date”).

Conversion Level:	A specified level of the underlying index that is below the initial level set forth in the applicable pricing supplement.

Conversion Ratio:	An amount equal to the quotient of (i) principal amount per Note divided by (ii) the conversion level.

No Listing:	The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Calculation Agent:	UBS Securities LLC

The applicable pricing supplement will describe the specific terms of the Notes, including any changes to the terms specified in this product supplement.

See “Risk Factors” beginning on page PS-11 of this product supplement for risks related to an investment in the Notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

UBS Investment Bank	UBS Securities LLC

Product Supplement dated February 7, 2012

ADDITIONAL INFORMATION ABOUT THE GOAL NOTES

You should read this product supplement together with the prospectus dated January 11, 2012, titled “Debt Securities and Warrants”, relating to our Medium-Term Notes, Series A, of which the Notes are a part, the index supplement dated January 24, 2012, which contains information about certain indices to which particular categories of debt securities and warrants that we may offer, including the Notes, may be linked, and any applicable pricing supplement related to the Notes that we may file with the Securities and Exchange Commission (“SEC”) from time to time. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

➢	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

➢	Index Supplement dated January 24, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512021889/d287369d424b2.htm

Our Central Index Key, or CIK, on the SEC Website is 0001114446.

You should rely only on the information incorporated by reference or provided in this product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this product supplement is accurate as of any date other than the date on the front of the document.

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Product Supplement Summary

This product supplement describes the terms that will apply generally to the Notes. On the trade date, UBS AG will prepare a pricing supplement that, in addition to the identity of the underlying index and any changes to the general terms specified below, will also include the specific pricing terms for that issuance. Any pricing supplement should be read in connection with this product supplement and the accompanying prospectus.

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this product supplement, when we refer to the “Notes,” we mean GOAL Notes. Also, references to the “accompanying prospectus” mean the accompanying prospectus of UBS, titled “Debt Securities and Warrants”, dated January 11, 2012. References to the “index supplement” mean the UBS index supplement dated January 24, 2012, of UBS. References to the “applicable pricing supplement” mean the applicable pricing supplement that describes the specific terms of your Notes unless the context otherwise requires.

What Are the GOAL Notes?

GOAL Notes, or the “Notes”, are unsubordinated, unsecured debt securities issued by UBS AG, the return on which is linked to the performance of an underlying index (the “underlying index”). The underlying index will be specified in the applicable pricing supplement to this product supplement. The “final valuation date” will be a date specified in the applicable pricing supplement (which will generally be a date approximately three to five business days before the maturity date of the Notes, subject to adjustment upon the occurrence of a market disruption event (as described herein)).

The principal amount of each Note will be $1,000, unless otherwise set forth in the applicable pricing supplement. Regardless of how the underlying index performs, for each offering of the Notes in which you invest, we will pay you interest during the term of the Notes, periodically in arrears, at the coupon rate per annum and on the coupon payment dates set forth in the applicable pricing supplement for each offering of the Notes.

At maturity, for the applicable offering of the Notes in which you invest, we will either (i) pay you an amount in cash equal to the principal amount of your Notes or (ii) pay you the cash equivalent for each Note you own. As used in this product supplement, “cash equivalent” means an amount of cash, in U.S. dollars, equal to the product of (i) the conversion ratio, where the conversion ratio means the principal amount per Note divided by a specified level (the “conversion level”) multiplied by (ii) the final level, where “final level” means the closing price of the underlying index on the final valuation date. Whether you receive at maturity (i) cash equal to the principal amount of your Notes or (ii) the cash equivalent will depend upon the final level of the underlying index and if the final level is below the conversion level.

Unless otherwise specified in the applicable pricing supplement, at maturity, for the applicable Notes that you hold, UBS will deliver to you:

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Principal amount in cash — If the final level is not below the conversion level, we will pay you an amount in cash equal to the principal amount of your Notes. You will not participate in any appreciation of the underlying index.

Or

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The cash equivalent — If the final level is below the conversion level, we will pay you the cash equivalent. The cash equivalent you receive at maturity is expected to be worth significantly less than your principal amount of your Notes and may have no value at all.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that they do not guarantee any repayment of your initial investment. If the final level is greater than or equal to the conversion level, UBS will repay your initial investment. If the final level is below the conversion level, UBS will deliver to you the cash equivalent at maturity, the value of which is expected to be worth significantly less than your principal amount resulting in a loss of some or all of your initial investment.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Coupon payments will be made regardless of the performance of the underlying index.

In the case of an offering of the Notes linked to an underlying index, the initial level may be referred to in the applicable pricing supplement as the “initial index level” and the final level may be referred to as the “final index level”, or each in such other manner as may be specified in the applicable pricing supplement.

The applicable pricing supplement will specify the underlying index, the trade date and the final valuation date, as well as the respective terms of each offering of the Notes, including the coupon rate per annum, the coupon payment dates, the closing price on the trade date (the “initial price”), the conversion level and the conversion ratio.

We may issue separate offerings of the Notes that are identical in all respects, except that each offering is linked to the performance of a different underlying index and is subject to the particular terms set forth in the applicable pricing supplement. Each offering of the Notes is a separate and distinct security and you may invest in one or more offerings of the Notes as set forth in the applicable pricing supplement. The performance of each offering of the Notes will depend upon the performance of the underlying index to which such Notes are linked and will not depend on the performance of any other offering of the Notes.

Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire principal amount.

The Notes are part of a Series

The Notes are part of a series of debt securities entitled “Medium Term Notes, Series A” that we may issue from time to time under our indenture, which is described in the accompanying prospectus. This product supplement summarizes general financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described under “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this product supplement) modify or supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Specific Terms of each Note will be described in Applicable Pricing Supplements

The specific terms of your Notes will be described in the applicable pricing supplement accompanying this product supplement. The terms described there modify or supplement those described here and in the accompanying prospectus. If the terms described in the applicable pricing supplement are inconsistent with those described here or in the accompanying prospectus, the terms described in the applicable pricing supplement are controlling.

Any applicable pricing supplement should be read in connection with this product supplement and the accompanying prospectus.

Selected Purchase Considerations

Subject to the specific terms of your Notes as described in the applicable pricing supplement, an investment in the Notes may offer the following features:

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Enhanced Coupon Payment — For each offering of the Notes in which you invest, UBS will pay interest on the principal amount, at the coupon rate per annum and on the coupon payment dates set forth in the applicable pricing supplement for each offering of the Notes, regardless of the performance of the underlying index. Coupon payments are designed to compensate you for the risk that, if the final level is below the conversion level, we may pay you a cash equivalent at maturity that, in each case, is worth less than your principal and that may have no value at all.

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Contingent repayment of principal — We will pay you an amount in cash equal to the principal amount of your Notes if the final level of the underlying index is not below the conversion level and you hold the Notes to maturity, subject to the creditworthiness of UBS. You will not participate in any appreciation of the underlying index at maturity. If the final level is below the conversion level, you will be exposed to the decline in the underlying index and we will pay you the cash equivalent. If you receive the cash equivalent at maturity, the amount of cash you receive is expected to be significantly less than your principal amount resulting in a loss of some or all of your initial investment.

What are some of the risks of the Notes?

An investment in any of the Notes involves significant risks. Some of the risks that apply generally to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of this product supplement and the applicable pricing supplement.

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Risk of loss at maturity — The Notes differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Notes at maturity. UBS will only pay you the principal amount of your Notes in cash if the final level of the underlying index is greater than or equal to the conversion level and only at maturity. If the final level of the underlying index is below the conversion level, UBS will pay you at maturity the cash equivalent for each Note that you own instead of the principal amount in cash. As a result, if the final level is below the conversion level, you will be exposed on a leveraged basis to any such decline below the conversion level. For example, if the conversion level is 80% of the initial level, and the final level is 70% of the initial level, you will lose 12.50% of your principal amount at maturity, which is greater than the additional 10% decline from the conversion level. If you receive the cash equivalent at maturity, the amount of cash you receive is expected to be significantly less than your principal amount resulting in a loss of some or all of your initial investment.

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Higher coupon rates are generally associated with greater risk of loss — Greater expected volatility with respect to a Note’s underlying index reflects a higher expectation as of the trade date that the level of such underlying index could close below its conversion level on the final valuation date of the Note. This greater expected risk will generally be reflected in a higher coupon payable on that Note. However, while the coupon rate is set on the trade date, the underlying index’s volatility can change significantly over the term of the Notes. The level of the underlying index for your Note could fall sharply, which could result in a significant or total loss of principal. You should be willing to hold your Notes to maturity. If you sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss.

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The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying index is above the conversion level.

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Your return on the Notes is expected to be limited to the coupons paid on the Notes — If the final level is greater than or equal to the conversion level, UBS will pay you the principal amount of your Notes in cash at maturity and you will not participate in any appreciation in the level of the underlying index even though you risked being subject to the decline in the level of the underlying index. If the final level is below the conversion level, UBS will deliver to you the cash equivalent at maturity, the value of which is expected to be worth significantly less than your principal amount resulting in a loss of some or all of your initial investment. Therefore, your return on the Notes as of the maturity date is expected to be limited to the coupons paid on the Notes and may be less than your return would be on a direct investment in the underlying index.

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Market risk — The return on the Notes, which may be positive or negative, is directly linked to the performance of the underlying index and indirectly linked to the value of the stocks (“index constituent stocks”), futures contracts on physical commodities (“index commodities”) and other constituents (collectively, “index constituents”) comprising the underlying index. The level of the underlying index can rise or fall sharply due to factors specific to such index or its index constituents, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and levels, interest rates and economic and political conditions.

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Credit risk of the Issuer — The Notes are unsubordinated unsecured debt obligations of the issuer, UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire initial investment.

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Owning the Notes is not the same as owning the index constituents — The return on your Notes may not reflect the return you would realize if you actually owned the index constituents comprising the underlying index. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Notes. In addition, as an owner of the Notes, you will not have voting rights or any other rights that holders of the index constituents may have.

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No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of the underlying index will rise or fall. There can be no assurance that the level of the underlying index will not rise by more than the coupons paid on the Notes or will not close below the conversion level on the final valuation date. The final level of the underlying index will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer(s) of the index constituent stocks. You should be willing to accept the risks associated with the relevant markets tracked by the underlying index and the index constituents in particular, and the risk of losing some or all of your initial investment.

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There may be little or no secondary market for the Notes — No offering of the Notes will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Notes may not develop. UBS Securities LLC and other affiliates of UBS may make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Notes prior to maturity could be at a substantial discount from the issue price and to the intrinsic value of the product; and as a result, you may suffer substantial losses.

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Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; the volatility of such underlying index; the dividend rate paid on any index constituent stocks; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.

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Impact of fees on the secondary market price of the Notes — Generally, the market price of the Notes after issuance is expected to be lower than the issue price to public of the Notes, since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.

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Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of index constituent stocks comprising the underlying index or trading activities related to the underlying index or any index constituents, which may present a conflict between the interests of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS.

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Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying index to which the Notes are linked.

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Potential UBS impact on price — Trading or transactions by UBS or its affiliates in any index constituents and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying index, may adversely affect the level(s) of the underlying index and, therefore, the market value of the Notes.

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Dealer Incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.

➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your own tax advisor about your own tax situation.

Subject to the specific terms of your Notes as specified in the applicable pricing supplement, the Notes may be a suitable investment for you if:

➢	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

➢	You are willing to receive at maturity the cash equivalent that is worth significantly less than your principal amount or may have no value at all.

➢	You believe the level of the underlying index is not likely to appreciate by more than the value of the coupons paid on the Notes.

➢	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the underlying index.

➢	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar or exceed the downside fluctuations in the level of the underlying index.

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You believe the final level of the underlying index is not likely to be below the conversion level and, if it is, you can tolerate receiving at maturity the cash equivalent that is worth less than your principal amount and may have no value at all.

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You are willing to invest in the applicable offering of the Notes if the coupon rate was set equal to the bottom of the range for the anticipated coupon rate for such offering of the Notes (the actual coupon rate per annum will be determined on the trade date for each offering of the Notes and will be specified in the applicable pricing supplement).

➢	You are willing to forgo dividends or other distributions paid on the underlying index.

➢	You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

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You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

Subject to the specific terms of your Notes as specified in the applicable pricing supplement, the Notes may not be a suitable investment for you if:

➢	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

➢	You require an investment designed to provide a full return of principal at maturity.

➢	You cannot tolerate receiving at maturity the cash equivalent that is worth significantly less than your principal amount.

➢	You are not willing to make an investment that may have the full downside market risk of an investment in the underlying index.

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You believe the final level of the underlying index is likely to be below the conversion level, which could result in a total loss of your initial investment. You cannot tolerate receiving at maturity the cash equivalent that is worth less than your principal amount and may have no value at all.

➢	You seek an investment that participates in any appreciation in the level of the underlying index or that has unlimited return potential.

➢	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.

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You would be unwilling to invest in the applicable offering of the Notes if the actual coupon rate for your Notes was set equal to the bottom of the range of anticipated coupon rates for such offering of the Notes.

➢	You prefer to receive the dividends or other distributions paid on the underlying index.

➢	You are unable or unwilling to hold the Notes to maturity.

➢	You seek an investment for which there will be an active secondary market.

➢	You are not willing to assume the credit risk of UBS for all payments under the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Risk Factors” on page PS-11 of this product supplement.

What are the tax consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent debt instrument (the “Debt Portion”) equal to the original face amount of the Note and a cash-settled put option contract in respect of the underlying index (the “Put Option”). Under this characterization of the Notes, each Coupon paid in respect of each offering of the Notes is divided into two components for tax purposes: interest on the Debt Portion (the “Debt component”) and premium for the Put Option (the “Put Option component”). The relevant pricing supplement for each issuance of Notes will specify the portion of each Coupon that will be allocated to interest of the Debt Portion and to premium on the Put Option.

Debt component — If the Notes have a term in excess of one year, the interest on the Debt Portion would be taxed as ordinary income in the year it was received or accrued depending on your method of accounting for tax purposes. If the Notes have a term of one year or less, then interest on the Debt Portion would be subject to the general rules governing short-term debt instruments.

Put Option component — The Put Option component would generally not be taxed until sale or maturity. At maturity, the Put Option component would be taxed as short-term capital gain if the principal of the Note is repaid in cash. If the cash equivalent is paid, assuming you are an initial purchaser of a Note, you will recognize short-term capital gain or loss equal to the difference between (i) the cash equivalent amount and (ii) (x) the Debt Portion less (y) the aggregate Put Option component of the coupons

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes as described above. In light of the uncertainty as to the United States federal income tax treatment (and depending on the term of the Notes), it is possible that your Notes could be treated as a single contingent debt instrument subject to special tax rules governing contingent debt instruments or a single contingent short-term debt instrument or pursuant to some other characterization that could change the timing and character of your income from the Notes, as described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in “Supplemental U.S. Tax Considerations” on page PS-29 for a more detailed description of the tax treatment of your Notes, including the tax consequences of a sale or exchange of your Notes prior to maturity.

In addition, in 2007 the Internal Revenue Service released a Notice that may affect the taxation of holders of the Notes. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation was also proposed in Congress in 2007 that, if it had been enacted, would have required accrual of income on certain prepaid forward contracts prior to maturity. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described under “Supplemental U.S. Tax Considerations” on page PS-29 unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Hypothetical Examples — Note Returns at Maturity

The examples below are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the final level of the underlying index relative to the initial level. We cannot predict the final level of the underlying index. You should not take these examples as an indication or assurance of the expected performance of the underlying index. The following examples illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	1 year
Principal Amount	$1000 per Note
Coupon rate per annum:	12% (or $1.00 per month)
Coupon frequency	Monthly
Initial level of the underlying index:	100.00
Conversion level:	80.00 (80% of the initial level)
Conversion ratio:	12.5 (equal to 1000/80.00)

*	The actual coupon rate per annum and terms for each Note will be set on the trade date and specified in the applicable pricing supplement.

Scenario #1: The final level of the underlying index is not below the conversion level of 80.00.

Since the final level of the underlying index is not below the conversion level of 80.00, your principal is repaid and UBS will pay at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the underlying index if the price appreciation of the underlying index were less than 12%.

If the closing level of the underlying index on the final valuation date is 100.00 (no change in the level of the underlying index):

Payment at Maturity:	$1,000
Coupons:	$ 120	($10 ×12 = $120)
Total:	$1,120
Total Return on the Notes:	12%

In this example, the total return on the Notes is 12% while the total return on the underlying index is 0%.

If the closing level of the underlying index on the final valuation date is 130.00 (an increase of 30%):

Payment at Maturity:	$1,000
Coupons:	$ 120	($10 ×12 = $120)
Total:	$1,120
Total Return on the Notes:	12%

In this example, the total return on the Notes is 12% while the total return on the underlying index is 30%.

If the closing level of the underlying index on the final valuation date is 90.00 (a decline of 10%):

Payment at Maturity:	$1,000
Coupons:	$120	($10 ×12 = $120)
Total:	$1,120
Total Return on the Notes:	12%

In this example, the total return on the Notes is 12% while the total return on the underlying index is a loss of 10%.

Scenario #2: The final level of the underlying index is below the conversion level of 80.00.

Since the final level of the underlying index is below the conversion level of 80.00, UBS will pay at maturity the cash equivalent. The value received at maturity and the total return on the Notes at that time depends on the closing level of the underlying index on the maturity date.

If the final level of the underlying index is 40.00 (a decline of 60%):

Payment at Maturity:	$500	(12.5 × 40 = $500)
Coupons:	$120	($10 × 12 = $120)
Total:	$620
Total Return on the Notes:	-38%

In this example, the total return on the Notes is a loss of 38% while the total return on the underlying index is a loss of 60%.

If the final level of the underlying index is 60.00 (a decline of 40%):

Payment at Maturity (consisting of equity or cash):	$750	(12.5 × 60 = $750)
Coupons:	$120	($10 × 12 = $120)
Total:	$870
Total Return on the Notes:	-13%

In this example, the total return on the Notes is a loss of 13% while the total return on the underlying index is a loss of 40%.

Investors should note that, in the event that the final price is less than the conversion price, the cash equivalent will be determined prior to the maturity date and the payment that you receive at maturity may be based on a level that is less than the level of the underlying index on the maturity date due to fluctuations in the market between the final valuation date and the maturity date.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that they do not guarantee any repayment of principal at maturity. If you receive the cash equivalent at maturity, the amount of cash you receive is expected to be significantly less than your principal amount resulting in a loss of some or all of your initial investment.

Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire principal amount.

Hypothetical Payment Amounts on Your Notes

The applicable pricing supplement may include hypothetical calculations and tables or charts showing hypothetical examples of the performance of your Notes at maturity and the cash equivalent that could be delivered or paid (as the case may be) for each of your Notes on the stated maturity date, based on a range of hypothetical initial levels, final levels and closing levels on the stated maturity date of the underlying index and on various key assumptions shown in the applicable pricing supplement.

Any table, chart or calculation showing hypothetical payment amounts will be provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical closing levels of the underlying index on the final valuation date and the stated maturity date could have on your payment at maturity, as calculated in the manner described in the applicable pricing supplement. Such hypothetical table, chart or calculation will be based on closing levels for the underlying index that may not be achieved on the final valuation date or the maturity date and on assumptions regarding terms of the Notes that will not be set until the trade date.

As calculated in the applicable pricing supplement, the hypothetical payment amount on your Notes on the stated maturity date may bear little or no relationship to the actual market value of your Notes on that date or at any other time, including any time over the term of the Notes that you might wish to sell your Notes. In addition, you should not view the hypothetical payment amounts as an indication of the possible financial return on an investment in your Notes, since the financial return will be affected by various factors, including taxes, which the hypothetical illustrations do not take into account. Moreover, whatever the financial return on your Notes might be, it may bear little relation to — and may be much less than — the financial return that you might achieve were you to invest directly in the underlying index. The following factors, among others, may cause the financial return on your Notes to differ from the financial return you would receive by investing directly in the underlying index:

➢

the return on such a direct investment would depend solely upon the relative appreciation or depreciation of the underlying index during the term of the Notes, and not on whether the final level of the underlying index is below the conversion level;

➢

in the case of a direct investment in the underlying index or a direct investment in the index constituent stocks themselves, the return could include substantial dividend payments, which you will not receive as an investor in the Notes;

➢	in the case of a direct investment in the index constituents, the return could include rights that you will not have as an investor in the Notes;

➢

an investment in the index constituents may have better liquidity than the Notes and, to the extent there are commissions or other fees in relation to a direct investment in such index constituents, such commissions or other fees may be lower than the commissions and fees applicable to the Notes; and

➢	an investment directly in the underlying index is likely to have tax consequences that are different from an investment in the Notes.

We describe various risk factors that may affect the market value of the Notes, and the unpredictable nature of that market value, under “Risk Factors” beginning on page PS-11 of this product supplement.

We cannot predict the closing levels of the underlying index or, therefore, whether for any particular offering of the Notes the final level of the underlying index will be below the conversion level. Moreover, the assumptions we make in connection with any hypothetical information in the applicable pricing supplement may not reflect actual events. Consequently, that information may give little or no indication of the payment that will be delivered in respect of your Notes on the stated maturity date, nor should it be viewed as an indication of the financial return on your Notes or of how that return might compare to the financial return if you were to invest directly in the underlying index or the index constituents.

Risk Factors

The return on the Notes is linked to the performance of the underlying index. Investing in the Notes is not equivalent to investing directly in the underlying index or the index constituents. This section describes the most significant risks relating to the Notes. We urge you to read the following information about these risks, together with the other information in this product supplement, the accompanying prospectus and the applicable pricing supplement before investing in the Notes.

RISKS RELATED TO GENERAL CREDIT AND RETURN CHARACTERISTICS

The Notes do not guarantee any return of principal at maturity and you may lose some or all of your initial investment in the Notes.

The terms of the Notes differ from ordinary debt securities in that we will not pay you 100% of your principal amount at maturity if the closing level of the underlying index is below the conversion level on the final valuation date. If the final level is greater than or equal to the conversion level, your initial investment in the Notes will be repaid, subject to the creditworthiness of UBS. However, if the final level is less than the conversion level, you will be exposed to any decline in the underlying index and at maturity UBS will pay a cash payment (the cash equivalent) that is less than the principal amount of your Notes and that may be zero. As a result, if the final level is below the conversion level, you will be exposed on a leveraged basis to any such decline below the conversion level. For example, if the conversion level is 80% of the initial level, and the final level is 70% of the initial level, you will lose 12.50% of your principal amount at maturity, which is greater than the additional 10% decline from the conversion level. We will pay you an amount in cash equal to your principal amount only if the closing price of the underlying index is not below the conversion level on the final valuation date and you hold your Notes to maturity.

Higher coupon rates are generally associated with a greater risk of loss.

Greater expected volatility with respect to a Note’s underlying index reflects a higher expectation as of the trade date that the price of the underlying index could close below its conversion level on the final valuation date of the Note. This greater expected risk will generally be reflected in a higher coupon payable on that Note. However, while the coupon rate is set on the trade date, the underlying index’s volatility can change significantly over the term of the Notes. The price of the underlying index for your Note could fall sharply, which could result in a significant loss of principal.

The contingent repayment of principal applies only at maturity.

You should be willing to hold your Notes until maturity. If you sell your Notes in the secondary market prior to maturity, you may have to sell them for a loss relative to your initial investment, even if the level of the underlying index is above the conversion level.

Your return on the Notes is expected to be limited to the coupons paid on the Notes.

If the final level is greater than or equal to the conversion level, UBS will pay you the principal amount of your Notes in cash at maturity and you will not participate in any appreciation in the level of the underlying index even though you risked being subject to the decline in the level of the underlying index. If the final level is below the conversion level, UBS will deliver to you the cash equivalent at maturity, the

Risk Factors

value of which is expected to be worth significantly less than your principal amount resulting in a loss of some or all of your initial investment. Therefore, your return on the Notes as of the maturity date is expected to be limited to the coupons paid on the Notes and may be less than your return would be on a direct investment in the underlying index.

Any payment on the Notes is subject to the creditworthiness of UBS.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the issuer, UBS. The Notes are unsubordinated unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default in its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire initial investment.

You will not receive dividend payments on any index constituent stocks.

You will not receive any dividend payments or other distributions on the index constituent stocks.

Owning the Notes is not the same as owning the index constituents.

The return on your Notes may not reflect the return you would realize if you actually owned the index constituents. The following factors, among others, may cause the financial return on your Notes to differ from the financial return you would receive by investing directly in the index constituents:

➢

the return on such a direct investment in the index constituents would depend primarily upon the relative appreciation or depreciation of the index constituents during the term of the Notes, and not on whether the final level of the underlying index is below the conversion level;

➢	in the case of a direct investment in the index constituents, the return could include substantial dividend payments or other distributions, which you will not receive as an investor in the Notes;

➢	in the case of a direct investment in the index constituents, the return could include rights that you will not have as an investor in the Notes;

➢	a direct investment in the underlying index is likely to have tax consequences that are different from an investment in the Notes; and

➢

an investment in the index constituents may have better liquidity than the Notes and, to the extent there are commissions or other fees in relation to a direct investment in such index constituents, such commissions or other fees may be lower than the commissions and fees applicable to the Notes.

The formula for determining the payment at maturity of the Notes does not take into account all developments in the underlying index.

Changes in the level of the underlying index during the term of the Notes before the final valuation date specified in the applicable pricing supplement may not be reflected in the determination of the amount payable, if any, at maturity of the Notes. The calculation agent will determine whether UBS will pay you your principal amount or the cash equivalent at maturity by comparing only the closing level of the underlying index on the final valuation date relative to the conversion level. No other levels or values will be taken into account. As a result, you may lose some or all of your investment even if the level of the underlying index has risen at certain times during the term of the Notes before falling to a closing level below its conversion level on the final valuation date.

Risk Factors

No assurance that the investment view implicit in the Notes will be successful

It is impossible to predict whether and the extent to which the level of the underlying index will rise or fall. There can be no assurance that the underlying index level will not rise by more than the coupons paid on the Notes or will not fall below the conversion level. The final level of the underlying index will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer(s) of the index constituent stocks. You should be willing to accept the risks associated with the relevant markets tracked by the underlying index in general and the index constituents in particular, and the risk of losing some or all of your initial investment.

The calculation agent can postpone the determination of the final level, and therefore the maturity date, if a market disruption event occurs on the final valuation date.

The determination of the final level may be postponed with respect to an underlying index if the calculation agent determines that a market disruption event has occurred or is continuing with respect to such underlying index on the final valuation date. If such a postponement occurs, the calculation agent will use the closing level of the underlying index on the first trading day on which no market disruption event occurs or is continuing with respect to such underlying index. In no event, however, will the final valuation date be postponed by more than eight trading days. As a result, the maturity date for the Notes could also be postponed, although not by more than eight trading days.

If the determination of the closing level of the underlying index on the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing with respect to such underlying index on that day, that day will nevertheless be the date on which the final level will be determined by the calculation agent. In such an event, the calculation agent will make an estimate of the final level that would have prevailed in the absence of the market disruption event. See “General Terms of the Notes — Market Disruption Event”.

RISKS RELATED TO LIQUIDITY AND SECONDARY MARKET ISSUES

There may not be an active trading market in the Notes — sales in the secondary market may result in significant losses.

You should be willing to hold your Notes until maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or on any electronic communications network. UBS Securities LLC and other affiliates of UBS may make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market-making activities at any time.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price to public, and as a result, you may suffer substantial losses, even in cases where the level of the underlying index has risen since the trade date. The potential returns described in the applicable pricing supplement are possible only in the case that you hold your Notes to maturity.

The inclusion of commissions and compensation in the original issue price of the Notes is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates (or any third party market maker) are willing to purchase the Notes in secondary market transactions will likely be lower than the issue price, since the issue price is likely to include, and secondary market prices are likely to exclude, commissions or other compensation paid with

Risk Factors

respect to, or embedded profit in, the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

The market value of your Notes may be influenced by unpredictable factors.

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Therefore, you may sustain a significant loss if you sell the Notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the closing level of the underlying index on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

➢	the volatility of the underlying index (i.e., the frequency and magnitude of changes in the level of the underlying index over the term of the Notes);

➢	the composition of the underlying index and changes to its respective index constituents;

➢	the market prices of the index constituents;

➢

the dividend rate paid on the index constituent stocks (while not paid to the holders of the Notes, dividend payments on the index constituent stocks may influence the market price of such index constituent stocks and the level of any underlying index comprised of such index constituent stocks, and therefore affect the market value of the Notes);

➢	interest rates in the U.S. market and each market related to the underlying index;

➢	supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market maker;

➢	economic, financial, political, regulatory, geographical, agricultural, judicial, force majeure or other events that affect the price of the underlying index and stock and commodity markets generally;

➢	the time remaining to the maturity of the Notes; and

➢	the creditworthiness of UBS.

These factors interrelate in complex and unpredictable ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another factor.

RISKS RELATED TO GENERAL CHARACTERISTICS OF THE UNDERLYING INDEX

UBS and its affiliates have no affiliation with any index sponsor and are not responsible for their public disclosure of information.

Unless otherwise specified in the applicable pricing supplement, we and our affiliates are not affiliated with the sponsor of any index (an “index sponsor”) that may be used to calculate the payment at maturity of the Notes (except for licensing arrangements discussed in the index supplement) and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. If an index sponsor discontinues or suspends the calculation of the underlying index to which your Notes are linked, it may become difficult to determine the market value of the Notes and the payment at maturity. The calculation agent may designate a successor index. If the calculation agent determines that no successor

Risk Factors

index comparable to the underlying index exists, the payment you receive at maturity will be determined by the calculation agent. See “General Terms of the Notes — Market Disruption Event” on page PS-23 and “General Terms of the Notes — Role of Calculation Agent” on page PS-27. No index sponsor is involved in the offer of the Notes in any way. The index sponsors do not have any obligation to consider your interests as an owner of the Notes in taking any actions that might affect the market value of your Notes or your payment at maturity.

Unless otherwise specified in the applicable pricing supplement, we have derived the information about the respective underlying index sponsor(s) and the underlying index to which your Notes are linked from publicly available information, without independent verification. Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the relevant index sponsor or the underlying index contained in the index supplement or any applicable pricing supplement. You, as an investor in the Notes, should make your own independent investigation into the relevant index sponsor and the underlying index for your Notes.

Changes that affect the underlying index will affect the market value of your Notes and the amount you will receive at maturity of your Notes.

The policies of an index sponsor concerning the calculation of the underlying index, additions, deletions or substitutions of the index constituents and the manner in which changes affecting the index constituents, the issuers of the index constituent stocks (such as stock dividends, reorganizations or mergers) or the index commodities (such as prolonged changes in market value, significantly decreased liquidity or if any such index commodity ceases to exist) are reflected in the underlying index, could affect the level of the underlying index and, therefore, could affect the amount payable on your Notes at maturity and the market value of your Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if an index sponsor changes these policies, for example by changing the manner in which it calculates the underlying index or if an index sponsor discontinues or suspends calculation or publication of the underlying index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur, or if the final level is not available because of a market disruption event or for any other reason, and no successor index is selected, the calculation agent — which initially will be UBS Securities LLC, an affiliate of UBS — may determine the final level — and thus the amount payable at maturity — in a manner it considers appropriate.

Historical performance of the underlying index should not be taken as an indication of the future performance of the underlying index during the term of the Notes.

The market prices of the index constituents will determine the level of the underlying index. The historical performance of the underlying index should not be taken as an indication of the future performance of the underlying index. As a result, it is impossible to predict whether the level of the underlying index will rise or fall. Market prices of the index constituents will be influenced by complex and interrelated political, economic, financial, judicial, force majeure and other factors that can affect the market prices of such index constituents.

An investment in the Notes may be subject to risks associated with non-U.S. markets.

Some or all of the index constituent stocks may be issued by non-U.S. companies and may trade on non-U.S. exchanges. An investment in securities linked directly or indirectly to the value of non-U.S. equity securities or non-U.S. exchange-traded futures contracts involves particular risks.

Risk Factors

Generally, non-U.S. securities and futures markets may be more volatile than U.S. securities and futures markets, and market developments may affect non-U.S. markets differently from U.S. securities and futures markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect market prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission (“the SEC”), and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Similarly, regulations of the Commodity Futures Trading Commission generally do not apply to trading on non-U.S. exchanges, and trading on non-U.S. exchanges may involve different and greater risks than trading on U.S. exchanges.

Securities and futures prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities and futures markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities or futures contracts and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult for any index sponsor to enforce the laws or regulations of a non-U.S. country or exchange.

The underlying return for the Notes may not be adjusted for changes in exchange rates related to the U.S. dollar, which might affect an underlying index whose index constituents are traded in currencies other than the U.S. dollar.

Although the index constituents for the underlying index may be traded in, or their market prices may be converted into, currencies other than the U.S. dollar, the Notes are denominated in U.S. dollars, and the calculation of the amount payable on the Notes at maturity will not be adjusted for changes in the exchange rates between the U.S. dollar and any of the currencies in which such index constituents are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the underlying return of the underlying index and therefore, the amount payable on your Notes. The amount we pay in respect of the Notes on the maturity date will be determined solely in accordance with the procedures described in “General Terms of the Notes” beginning on page PS-21.

The Notes may be subject to currency exchange risk.

Because the market prices of the index constituents may be converted by an index sponsor into U.S. dollars or a currency other than U.S. dollars for the purposes of calculating the level of the underlying index, holders of the Notes will be exposed to currency exchange rate risk with respect to each of the countries represented in any such index. An investor’s net exposure will depend on the extent to which the foreign currencies of the index constituents underlying any such index strengthen or weaken against the U.S. dollar or such other currency. If the U.S. dollar or such other currency strengthens against the foreign currencies in which such index constituents are denominated, the level of any such index may be adversely affected, and the payment at maturity of the Notes may be reduced.

Of particular importance to potential currency exchange risk are:

➢	existing and expected rates of inflation;

➢	existing and expected interest rate levels;

Risk Factors

➢	the balance of payments;

➢	the extent of governmental surpluses or deficits in the countries relevant to the index and the United States of America; and

➢	actions of central banks, such as intervention in the foreign exchange markets and quantitative easing.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries relevant to the underlying index, the United States and other countries important to international trade and finance.

RISKS RELATED TO COMMODITY INDEX CHARACTERISTICS AND ISSUES

In the case of Notes linked to a commodities index, commodity prices may change unpredictably, affecting the value of your Notes in unforeseeable ways.

Commodity prices are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates, and trading activities in commodities and related futures contracts. These factors may affect the closing level of any underlying index that is a commodity index and, therefore, the value of your Notes in varying ways. Different factors may cause the value of different commodities and the volatilities of their prices to move in inconsistent directions and at inconsistent rates.

In the case of Notes linked to a commodities index, such Notes may not offer direct exposure to commodity spot prices.

Your Notes may be linked to an index that is comprised of commodity futures contracts, not physical commodities (or their spot prices). The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Notes may underperform a similar investment that is linked to commodity spot prices.

In the case of Notes linked to a commodities index, suspensions or disruptions of market trading in the commodity and related futures markets may adversely affect the value of your Notes.

Commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some non-U.S. exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level(s) of any underlying index that is a commodity index and, therefore, the value of your Notes.

Risk Factors

In the case of Notes linked to a commodities index, higher future prices of commodities included in the index relative to their current prices may lead to a decrease in the amount payable at maturity.

Your Notes may be linked to an index that is comprised of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the applicable physical commodity. As the exchange-traded futures contracts approach expiration, they are replaced by contracts that have a later expiration. The relative sale prices of the contracts with earlier and later expiration dates will depend on the index commodities included in any underlying index and the markets for those index commodities during the term of your Notes. Sale prices for contracts with later expiration dates that are higher than the sale prices for contracts expiring earlier could adversely affect the value of any commodity index to which your Notes are linked and, accordingly, decrease the payment you receive at maturity.

HEDGING ACTIVITIES AND CONFLICTS OF INTEREST

Trading and other transactions by UBS or its affiliates in the index constituents, futures, options, exchange -traded funds or other derivative products on such index constituents or the underlying index may impair the market value of the Notes.

As described below under “Use of Proceeds and Hedging” on page PS-28, UBS or its affiliates may hedge their obligations under the Notes by purchasing the index constituents, futures or options on the index constituents or the underlying index, or exchange -traded funds or other derivative instruments with returns linked or related to changes in the performance of the index constituents or the underlying index, and they may adjust these hedges by, among other things, purchasing or selling the index constituents, futures, options, or exchange -traded funds or other derivative instruments with returns linked or related to changes in the performance of the index constituents or the underlying index at any time. Although they are not expected to, any of these hedging activities may adversely affect the market prices of such index constituents and/or the level of the underlying index and, therefore, the amount payable at maturity and the market value of the Notes. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. No holder of the Notes will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UBS or its affiliates may also engage in trading in the index constituents and other investments relating to the index constituents or the underlying index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market prices of the index constituents and the level of the underlying index and, therefore, the amount payable at maturity and the market value of the Notes. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any index constituents or the underlying index. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of, and your return on, the Notes.

UBS Securities LLC and other affiliates of UBS, as well as other third parties, may also make a secondary market in the Notes, although they are not required to do so. As market makers, trading of the Notes may cause UBS Securities LLC or other affiliates of UBS, as well as other third parties, to be long or short the Notes in their inventory. The supply and demand for the Notes, including inventory positions of market makers, may affect the secondary market price for the Notes.

Risk Factors

We and our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the Notes, and may do so in the future. Any such research, opinions or recommendations could affect the closing level of the underlying index to which the Notes are linked or the market value and/or payment at maturity of the Notes.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates may have published research or other opinions that call into question the investment view implicit in the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying index to which the Notes are linked.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the underlying index or the index constituents that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers, and in accounts under their management. These trading activities, if they influence the closing level of the underlying index, could be adverse to such holders’ interests as beneficial owners of the Notes.

In the case of Notes linked to an equity index, UBS and its affiliates may, at present or in the future, engage in business with the issuers of the index constituent stocks, including making loans or providing advisory services to those companies. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the Notes as beneficial owners of the Notes. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the market prices of the index constituent stocks and the level of the underlying index and, therefore, the amount payable at maturity and the market value of the Notes.

There are potential conflicts of interest between you and the calculation agent.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, determine whether the final level is below the conversion level and, accordingly, the payment at maturity on your Notes. For a fuller description of the calculation agent’s role, see “General Terms of the Notes — Role of Calculation Agent” on page PS-27. For example, the calculation agent may have to determine whether a market disruption event affecting the underlying index or the index constituents has occurred or is continuing on a day when the calculation agent will determine the closing price of the underlying index. This determination may, in turn, depend on the calculation agent’s judgment of whether the event has materially interfered with our ability or the ability of any of our affiliates to maintain or unwind our or its hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

Affiliates of UBS may act as agent or dealer in connection with the sale of the Notes.

UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales

Risk Factors

representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.

RISKS RELATED TO TAXATION ISSUES

Significant aspects of the tax treatment of the Notes are uncertain.

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this product supplement or the applicable pricing supplement. Please read carefully the section entitled “What are the tax consequences of the Notes?” in the summary section above, “Supplemental U.S. Tax Considerations” below, and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult with your tax advisor about your own tax situation.

In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Notes. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation was also proposed in Congress in 2007 that, if it had been enacted, would have required accrual of income on certain prepaid forward contracts prior to maturity. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described under “Supplemental U.S. Tax Considerations” on page PS-29 unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

General Terms of the Notes

The following is a summary of the general terms of the Notes. The information in this section is qualified in its entirety by the more detailed explanation set forth elsewhere in the applicable pricing supplement and in the accompanying prospectus. In this section, references to “holders” mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through the Depositary Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described elsewhere in this product supplement, the following general terms will apply to the Notes:

Coupon

Unless otherwise specified in the applicable pricing supplement, interest will be paid in arrears in periodic installments during the term of the Notes on an unadjusted basis regardless of the performance of the underlying index. The frequency of coupon payments and the corresponding coupon payment dates for the applicable offering of the Notes will be as set forth in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, each payment of interest due on a coupon payment date or on the maturity date, as the case may be, will include interest accrued from the last date to which interest has been paid or made available for payment (or the issue date in the case of the first coupon payment date) to the relevant coupon payment date. UBS will compute interest on the Notes on the basis of a 360-day year of twelve 30-day months. If the maturity date is postponed beyond the originally scheduled maturity date due to the occurrence of a market disruption event on the final valuation date, interest will cease to accrue on the originally scheduled maturity date.

Denominations

For each offering of the Notes in which you invest, your minimum investment is one Note at the principal amount. The principal amount of each Note is $1,000, unless otherwise set forth in the applicable pricing supplement.

Payment at Maturity

At maturity, for the applicable offering of the Notes in which you invest, we will either (i) pay you an amount in cash equal to the principal amount of your Notes or (ii) pay you the cash equivalent for each Note you own. As used in this product supplement, “cash equivalent” means an amount of cash, in U.S. dollars, equal to the product of (i) the conversion ratio, where the conversion ratio means the principal amount per Note divided by a specified level (the “conversion level”) multiplied by (ii) the final level, where “final level” means the closing price of the underlying index on the final valuation date. Whether you receive at maturity (i) cash equal to the principal amount of your Notes or (ii) the cash equivalent will depend upon the final level of the underlying index and if the final level is below the conversion level.

Unless otherwise specified in the applicable pricing supplement, at maturity, for the applicable Notes that you hold, UBS will deliver to you:

➢

Principal amount in cash — If the final level is not below the conversion level, we will pay you an amount in cash equal to the principal amount of your Notes. You will not participate in any appreciation of the underlying index.

General Terms of the Notes

Or

➢

The cash equivalent — If the final level is below the conversion level, we will pay you the cash equivalent. The cash equivalent you receive at maturity is expected to be worth significantly less than your principal amount of your Notes and may have no value at all.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that they do not guarantee any return of principal. If the final level is greater than or equal to the conversion level, UBS will repay your principal. If the final level is below the conversion level, UBS will pay you the cash equivalent, the amount of which is expected to be significantly less than your principal amount resulting in a loss of some or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Coupon payments will be made regardless of the performance of the underlying index, subject to the creditworthiness of UBS.

The applicable pricing supplement will specify the underlying index, the trade date and the final valuation date, as well as the respective terms of each offering of the Notes, including the coupon rate per annum, the coupon payment dates, the closing level on the trade date (the “initial level”), the conversion level and the conversion ratio.

We may issue separate offerings of the Notes that are identical in all respects, except that such offering is linked to the performance of a different underlying index and is subject to the particular terms set forth in the applicable pricing supplement. Each offering of the Notes is a separate and distinct security and you may invest in one or more offering of the Notes as set forth in the applicable pricing supplement. The performance of each offering of the Notes will depend upon the performance of the underlying index to which such offering is linked and will not depend on the performance of any other offering of the Notes.

The Notes are not sponsored, endorsed, sold or promoted by the issuer of the underlying index, and investing in the Notes is not equivalent to investing directly in the underlying index.

Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire principal amount.

Maturity Date

The maturity date for your Notes will be the date specified in the applicable pricing supplement, unless that day is not a business day, in which case the maturity date will be the following business day. If the calculation agent postpones the final valuation date, the maturity date will be postponed to maintain the same number of business days between the final valuation date and the maturity date as existed prior to the postponement of the final valuation date. As discussed below under “— Final Valuation Date”, the calculation agent may postpone the final valuation date if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under “— Market Disruption Event” below. In no event, however, will the final valuation date — and, therefore, the maturity date — for the Notes be postponed by more than eight trading days.

General Terms of the Notes

The postponement of the maturity date for one offering of the Notes will not affect the maturity date for any other offering of the Notes.

Regular Record Dates for Interest

Unless otherwise specified in the applicable pricing supplement, the regular record date relating to a coupon payment date for the Notes will be the business day prior to the coupon payment date. For the purpose of determining the holder at the close of business on a regular record date, the close of business will mean 5:00 P.M., New York City time, on that day.

Final Valuation Date

The final valuation date for your Notes will be the date specified in the applicable pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing on any such day. In that event, the final valuation date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than eight trading days.

If the final valuation date specified in the applicable pricing supplement occurs on a day that is not a trading day, the final valuation date will be the next following trading day.

A market disruption event for a particular offering of the Notes will not necessarily be a market disruption event for any other offering of the Notes.

Closing Level

Unless otherwise specified in the applicable pricing supplement, the closing level of any underlying index on any trading day will be determined based on the closing level of such index or any successor index or alternative calculation of such index published following the regular official weekday close of the principal trading session of the primary exchange for such index, as determined by the calculation agent.

Market Disruption Event

The calculation agent will determine the final level of the underlying index and whether the final level of the underlying index is below the conversion level on the final valuation date for each offering of the Notes. The final valuation date for any offering of the Notes may be postponed if the calculation agent determines that, a market disruption event has occurred or is continuing on such day. Notwithstanding the occurrence of one or more of the events below, which may, in the calculation agent’s discretion, constitute a market disruption event, the calculation agent may waive its right to postpone the final valuation date if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the final level of the underlying index on such date. If such a postponement occurs, the calculation agent will determine the final level on the first trading day on which the closing price of the underlying index is observable and no market disruption event occurs or is continuing with respect to that offering of the Notes. In no event, however, will the final valuation date be postponed by more than eight trading days.

If the final valuation date is postponed to the last possible day as described above, but a market disruption event occurs or is continuing on that day with respect to that offering of the Notes, that day will nevertheless be the date on which the determination of the final level will be made by the calculation agent. In such an event, the calculation agent will make an estimate of the final level for the underlying index that would have prevailed in the absence of the market disruption event.

General Terms of the Notes

Any of the following will be a market disruption event with regard to a particular offering of the Notes, in each case as determined by the calculation agent:

➢

a suspension, absence or material limitation of trading in a material number of index constituents, for more than two hours of trading or during the one hour before the close of trading in the applicable market or markets for such index constituents;

➢

a suspension, absence or material limitation of trading in option or futures contracts relating to such underlying index or to a material number of index constituents in the primary market or markets for those contracts for more than two hours of trading or during the one hour before the close of trading in that market;

➢

any event that disrupts or impairs the ability of market participants in general (i) to effect transactions in, or obtain market values for a material number of index constituents or (ii) to effect transactions in, or obtain market values for, futures or options contracts relating to such underlying index or a material number of index constituents in the primary market or markets for those options or contracts;

➢	a suspension, absence or material limitation of trading in any futures contract included in the underlying index;

➢	a change in the settlement price of any futures contract included in the underlying index by an amount equal to the maximum permitted price change from the previous day’s settlement price;

➢	the settlement price is not published for any individual futures contract included in the underlying index;

➢	the underlying index is not published; or

➢

in any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to that offering of the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” or (2) effect trading in the index constituents and instruments linked to the underlying index generally.

The following events will not be market disruption events:

➢	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the applicable market or markets; and

➢

a decision to permanently discontinue trading in the option or futures contracts relating to the underlying index, in any index constituents or in any option or futures contracts related to such index constituents.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the underlying index or any index constituents are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

A market disruption event for a particular offering of the Notes will not necessarily be a market disruption event for any other offering of the Notes.

Discontinuance of or Adjustments to the Underlying Index; Alteration of Method of Calculation

If any index sponsor discontinues publication of the underlying index and the index sponsor or any other person or entity publishes a substitute index that the calculation agent determines is comparable to that

General Terms of the Notes

index and approves the substitute index as a successor index, then the calculation agent will determine the closing levels of the affected index, initial level, final level, conversion level, conversion ratio and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of the underlying index is discontinued and that there is no successor index on any date when the level of such underlying index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks, physical commodities, exchange-traded futures contracts on physical commodities or another index or indices, as applicable, and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such underlying index.

If the calculation agent determines that any index constituents or the method of calculating the underlying index have been changed at any time in any respect that causes the level of the affected index not to fairly represent the level of that index had such changes not been made or that otherwise affects the calculation of the closing levels of the affected index, initial level, final level, conversion level, conversion ratio or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating that index that it believes are appropriate to ensure that the underlying return used to determine the amount payable on the maturity date is equitable. Examples of any such changes that may cause the calculation agent to make the foregoing adjustment include, but are not limited to, additions, deletions or substitutions and any reweighting or rebalancing of the index constituents, changes made by the index sponsor under its existing policies or following a modification of those policies, changes due to the publication of a successor index, changes due to events affecting one or more of the index constituent stocks or their issuers or any other index constituents, as applicable, or changes due to any other reason. All determinations and adjustments to be made with respect to the closing levels of the affected index, initial level, final level, conversion level, conversion ratio and the amount payable at maturity or otherwise relating to the level of the affected index will be made by the calculation agent.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem your Notes in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of your Notes is accelerated, we will pay the default amount in respect of the principal of your Notes at maturity. We describe the default amount below under “— Default Amount”.

For the purpose of determining whether the holders of our Medium Term Notes, Series A, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of the series of Notes constituted by the Notes. Although the terms of the Notes may differ from those of the other Medium Term Notes, Series A, holders of specified percentages in principal amount of all Medium Term Notes, Series A, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium Term Notes, Series A, including the Notes. This action may involve changing some of the terms that apply to the Medium Term Notes, Series A, accelerating the maturity of the Medium Term Notes, Series A after a default or waiving some of our obligations under the indenture. We discuss these matters

General Terms of the Notes

in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants”.

Default Amount

The default amount for your Notes on any day will be an amount, in U.S. Dollars for the principal of your Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Notes. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus

➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of your Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your Notes, which we describe below, the holders of your Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

➢	no quotation of the kind referred to above is obtained; or

➢	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business days objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

General Terms of the Notes

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency; or

➢	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment or delivery on your Notes at maturity will be made to accounts designated by you or the holder of your Notes and approved by us, or at the office of the trustee in New York City, but only when your Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to your Notes, we mean a day that is a business day of the kind described under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Modified Business Day

Any payment required to be made on any coupon payment date that is not a business day will be made on the next succeeding business day, unless that day falls in the next calendar month, in which case it will be made on the first preceding business day, with the same effect as if paid on the original due date.

Trading Day

A “trading day” is a business day on which trading is generally conducted on the primary exchange(s) for the underlying index, as determined by the calculation agent.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, the final level of the underlying index (including, without limitation, whether the final level of the underlying index is below the conversion level), the conversion ratio, market disruption events, business days, the default amount and the amount payable in respect of your Notes in its sole discretion. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Booking Branch

The booking branch of UBS AG will be specified in the applicable pricing supplement.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the underlying index and/or listed and/or over-the-counter options, futures or exchange-traded funds on the index constituents or the underlying index prior to and/or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

➢	acquire or dispose of long or short positions of index constituents or other securities of issuers of the index constituent stocks;

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the underlying index or the value of the index constituents;

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures or exchange-traded funds or other instruments based on the level of other similar market indices or stocks, commodities or other assets; or

➢	any combination of the three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of the index constituents, listed or over-the-counter options or futures on the index constituents, underlying index or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of the underlying index or markets relating to the underlying index. No holder of the Notes will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time and payment at maturity of your Notes. See “Risk Factors” beginning on page PS-11 of this product supplement for a discussion of these adverse effects.

Supplemental U.S. Tax Considerations

The United States federal income tax consequences of your investment in the Notes are uncertain. The following is a general description of certain material United States federal income tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

This discussion applies to you only if you hold your Notes as capital assets for U.S. federal income tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:

➢	a dealer in securities or foreign currencies,

➢	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

➢	a bank,

➢	a regulated investment company or a real estate investment trust,

➢	a life insurance company,

➢	a tax exempt organization, including individual retirement accounts and “Roth IRAs”,

➢

a person that owns the Notes as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the Notes or a “wash sale” with respect to the Notes or the underlying stocks or underlying equities,

➢	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which subsequent to the date of this product supplement may affect the U.S. federal income tax consequences described herein. If you are considering the purchase of a Note, you should consult your own tax advisor concerning the application of the United States federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Note and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons are authorized to control all of its substantial decisions.

Supplemental U.S. Tax Considerations

An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

If a partnership, or an entity treated as a partnership for U.S. federal income tax purposes, holds the Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Notes.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN A NOTE ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR NOTES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR NOTES.

Tax Treatment of Notes

In the opinion of Cadwalader, Wickersham & Taft LLP, based on certain factual representations received from us, it would be reasonable to treat your Notes as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you (the “Debt Portion”) and (ii) a cash-settled put option contract (the “Put Option”) in respect of the underlying index, which you entered into with us on the trade date as part of your initial investment in the Notes. The terms of the Notes require you and us (in the absence of an administrative determination or judicial ruling to the contrary) to treat the Notes for all U.S. federal income tax purposes in accordance with such characterization, and any reports to the Internal Revenue Service (the “IRS”) and to holders will be consistent with such treatment. In purchasing your Notes, you agree to these terms. Except as otherwise noted below, the discussion below assumes that the Notes will be so treated.

Tax Consequences to U.S. Holders

Tax Treatment of Coupon Payments. If your Notes are properly treated as an investment unit consisting of a Debt Portion and Put Option, the Debt Portion of your Notes would likely be treated as having been issued for the principal amount of the Notes and Coupon payments on the Notes would likely be treated in part as payments of interest with respect to the Debt Portion and in part as premium payments for the Put Option. The terms of your Notes require you and us to treat the Debt Portion as paying interest and the Put Option as making premium payments as set forth in the applicable pricing supplement.

If the Notes have a term greater than one year, amounts treated as interest on the Debt Portion would be includible in income by you in accordance with your regular method of accounting for interest for United States federal income tax purposes. If the Notes have a term of one year or less, amounts treated as interest on the Debt Portion are likely to be subject to the general rules governing interest payments on short term notes and therefore would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers that elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers who do not elect to accrue interest

Supplemental U.S. Tax Considerations

currently are likely to be required to include interest into income upon receipt of such interest. Amounts treated as premium payments for the Put Option are likely to be initially deferred from inclusion in income and taken into account at maturity or earlier sale or exchange of your Notes, as described below included in income by you as short-term capital gain upon the maturity of your Notes as otherwise noted, the discussion below assumes that the payments for the Put Option component will be so treated.

Tax Treatment of Notes on Maturity. The final Coupon payment on maturity would be taxable as described above under Tax Treatment of Coupon Payments. A cash payment of the full principal amount of your Notes upon the maturity of your Notes is likely to be treated as (i) payment in full of the principal amount of the Debt Portion, which does not result in the recognition of gain or loss if you are an initial purchaser of your Notes and (ii) the lapse of the Put Option which results in your recognition of short-term capital gain in an amount equal to the total amount paid to you for the Put Option and previously deferred as described above.

If you receive the cash equivalent at maturity (plus the final Coupon payment, which will be treated as above), you will be deemed to have cash-settled your obligation under the Put Option with a portion of the proceeds of the Debt Portion and you generally would recognize short-term capital gain or loss equal to (i) the amount of the cash received (other than the final coupon payment) less (ii) (x) the amount of the Debt Portion less (y) the aggregate premium payments received for the Put Option. The deductibility of capital losses is subject to limitations.

Upon the cash settlement of a Put Option, a cash method U.S. holder of a short-term obligation that does not elect to accrue acquisition discount in income currently will recognize ordinary income equal to the accrued and unpaid interest on the Debt Portion.

Sale or Exchange of a Note. Upon a sale or exchange of your Notes you would be required to apportion the value of the amount you receive between the Debt Portion and Put Option on the basis of the fair market values thereof on the date of the sale or exchange. You would recognize gain or loss with respect to the Debt Portion in an amount equal to the difference between (i) the amount apportioned to the Debt Portion and (ii) your adjusted United States federal income tax basis in the Debt Portion (which would generally be equal to the principal amount of your Notes if you are an initial purchaser of your Notes). Except to the extent attributable to accrued but unpaid interest with respect to the Debt Portion, such gain or loss would be capital gain or loss, which would be long-term if you held your Notes for more than one year. The amount of cash that is apportioned to the Put Option (together with any amount of premium received in respect thereof and deferred as described above) would be treated as short-term capital gain or loss with respect to the Put Option. If the value of the Debt Portion on the date of the sale of your Notes is in excess of the amount you receive upon such sale, you are likely to be treated as having made a payment to the purchaser equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you are likely to recognize short-term capital gain or loss in an amount equal to the difference between the aggregate premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

If you are a secondary purchaser of your Notes and the Notes have a term of more than one year, you would be required to allocate your purchase price for your Notes between the Debt Portion and the Put Option based on the respective fair market values of each on the date of purchase. If, however, the portion of your purchase price allocated to the Debt Portion in accordance with the preceding sentence is in excess of your purchase price for your Notes, you would likely be treated for tax purposes as having paid nothing for the Put Option (i.e., your purchase price for the Put Option) and as having received a payment for obligating yourself under the Put Option (which will be deferred as described above) in an

Supplemental U.S. Tax Considerations

amount equal to such excess. The portion of your purchase price that is allocated to the Put Option would likely be offset for tax purposes against amounts you subsequently receive with respect to the Put Option (including amounts received upon a sale of the Notes that are attributable to the Put Option), thereby reducing the amount of gain or increasing the amount of loss you would recognize with respect to the Put Option or with respect to the sale of any underlying index you receive upon the settlement of the Put Option. It is possible that you could take a basis in the Debt Portion greater than your purchase price as a result of being treated as receiving a payment for obligating yourself under the Put Option. You should consult your tax advisor with respect to such rules if you purchase your Notes at a discount.

If you are a secondary purchaser of the Notes and the Notes have a term of one year or less, you would be required to allocate your purchase price for the security between the Debt Portion and Put Option based on the respective fair market values of each on the date of purchase. If the portion of your purchase price allocated to the Debt Portion is at a discount from the principal amount of the Notes, special market discount rules applicable to short-term debt instruments may apply.

Alternative Characterizations

Due to the absence of authorities that directly address the proper treatment of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment of the Notes described above. If the IRS were successful in asserting an alternative treatment of the Notes, the timing and character of income on your Notes could differ materially from our description herein.

Contingent Debt Instrument. If the Notes have a term of more than one year, it is possible that the Notes could be treated as a single debt instrument subject to the special U.S. Treasury Regulations governing contingent debt instruments. If the Notes are so treated, the amount of interest you would be required to take into account for each accrual period would be determined by constructing a projected payment schedule for your Notes and applying rules similar to those for accruing original issue discount on a hypothetical non-contingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a non- contingent fixed rate debt instrument with other terms and conditions similar to the Notes and then determining as of the issue date a payment schedule (including all fixed payments of interest actually provided for and a hypothetical payment at maturity) that would produce the comparable yield. These rules would generally have the effect of (i) treating each payment of stated interest on your Notes in part as taxable interest income (to the extent of the comparable yield) and thereafter as a tax-free return of capital and (ii) requiring you to use an accrual (rather than the cash receipts and disbursements) method of accounting with respect to interest on your Notes. Further, any gain realized on the sale, exchange or redemption of a Note would be ordinary income and any loss would be ordinary to the extent of any interest with respect to the Notes that you included as income in the current year or preceding years, and thereafter would be capital loss.

If your Notes are treated as a contingent debt instrument and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your Notes, such excess or discount would not be subject to the generally applicable market discount and amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market at a price other than the adjusted issue price of your Notes, you should consult your tax advisor as to the possible application of such rules to you.

Contingent Short-Term Debt Instrument. If the Notes have a term of one year or less, it is possible that your security could be treated as a single contingent short-term debt instrument. However, there are no

Supplemental U.S. Tax Considerations

specific rules that govern this type of instrument, and therefore if your Notes were characterized as a single contingent short-term debt instrument, the U.S. federal income tax treatment of your Notes would not be entirely clear.

Other Alternative Characterizations. Because there is no specific authority that addresses the U.S. federal income tax treatment of your Notes, it is possible that your Notes could be treated in a manner that differs from that described above. For example, it is possible that you may be required to include the entire coupon into income when it is received. It is also possible that your Notes may be characterized in whole or in part as a notional principal contract.

Notice 2008-2

The IRS has announced in Notice 2008-2 that it and the Treasury Department are considering whether holders of prepaid forward or financial contracts should be required to accrue income during the term of the transaction, even if such contracts are not otherwise treated as indebtedness for U.S. federal income tax purposes and solicited comments with respect to the appropriate methodology, scope and other tax issues associated with such transactions, including appropriate transition and effective dates. Legislation was also proposed in 2007 that, if it had been enacted, would have required holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is possible that guidance or legislation, if any, that is adopted in the future may extend to Notes such as those described herein, in which case a United States holder may be required to accrue ordinary income over the term of the Notes. Prospective investors should consult their tax advisors regarding any potential alternative characterizations of the Notes.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Notes or a sale of the Notes is not likely to be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Notes or a sale of the Notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

Recent Legislation

Medicare Tax on Net Investment Income. Beginning in 2013, United States holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. United States holders should consult their advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Information Reporting with respect to Foreign Financial Assets. Under recently enacted legislation, United States holders that are individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” may be required to file information with respect to such assets with their U.S. federal income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. “Specified foreign financial assets” include stock or other securities issued by foreign persons and any other financial instrument or contract that has an issuer or counterparty that is not a United States person. Individuals that fail to provide such information are subject to a penalty of

Supplemental U.S. Tax Considerations

$10,000 for the taxable year. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Backup Withholding and Information Reporting

In general, information returns will be filed with the IRS in connection with payments of proceeds from a sale, exchange or settlement of Notes. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

➢	payments of principal and interest on the Notes within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

➢	the payment of the proceeds from the sale of the Notes effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

➢	fails to provide an accurate taxpayer identification number,

➢	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

➢	in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of the Notes effected at a foreign office of a broker will generally not be subject to information reporting or backup withholding. However, a sale of the Notes that is effected at a foreign office of a broker will generally be subject to information reporting and backup withholding if:

➢	the proceeds are transferred to an account maintained by you in the United States,

➢	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

➢	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations.

In addition, a sale of the Notes effected at a foreign office of a broker will generally be subject to information reporting if the broker is:

➢	a United States person,

➢	a “controlled foreign corporation” for U.S. federal income tax purposes,

➢	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

➢

foreign partnership, if at any time during its tax year: (i) one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (ii) such foreign partnership is engaged in the conduct of a United States trade or business.

Supplemental U.S. Tax Considerations

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person. The amount of any backup withholding imposed on a payment to you may be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

Non-United States Holders

If you are a Non-United States holder, you generally would not be subject to U.S. federal withholding tax with respect to the Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your foreign status, including providing an IRS Form W-8BEN. However, it is possible that future guidance or legislation, such as discussed above regarding Notice 2008-2, could subject Non-United States holders to U.S. federal withholding tax on any deemed income accrual from the Notes.

In general, gain realized on the sale, exchange or retirement of the Notes by a Non-United States holder will not be subject to federal income tax, unless:

➢	the gain with respect to the Notes is effectively connected with a trade or business conducted by the Non-United States holder in the United States, or

➢

the Non-United States holder is a nonresident alien individual who holds the Notes as a capital asset and is present in the United States for more than 182 days in the taxable year of the sale and certain other conditions are satisfied.

If the gain realized on the sale, exchange or retirement of the Notes by the Non-United States holder is described in either of the two preceding bullet points, the Non-United States holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

If you are not a United States holder, you should consult your own tax advisors concerning the application of United States federal income tax laws to your particular situation, as well as any consequences of the purchase, ownership and disposition of the Notes under the laws of any other taxing jurisdiction.

ERISA Considerations

We, UBS Securities LLC, and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Notes by a Plan with respect to which UBS Securities LLC or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption. The discussion above supplements the discussion under “Benefit Plan Investor Considerations” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Unless otherwise specified in the applicable pricing supplement, with respect to each Note to be issued, UBS will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of the applicable pricing supplement. UBS Securities LLC intends to resell the offered Notes at the original issue price to public applicable to the offered Notes to be resold. UBS Securities LLC may resell the Notes to securities dealers (the “Dealers”) at a discount from the original issue price applicable to the offered Notes of up to the underwriting discount set forth on the front cover of the applicable pricing supplement. In some cases, the Dealers may resell the Notes to other securities dealers who resell to investors and pay those other securities dealers all or part of the discount or commission they receive from UBS Securities LLC. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. As described in more detail under “Use of Proceeds and Hedging” on page PS-28, we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes. UBS and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

UBS may use this product supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this product supplement and accompanying prospectus in a market-making transaction for any Notes after their initial sale. In connection with any offering of the Notes, UBS, UBS Securities LLC, and any other affiliate of UBS or any other securities dealers may distribute this product supplement and accompanying prospectus electronically. Unless stated otherwise in the applicable confirmation of sale delivered by UBS or its agent, this product supplement and accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, will have a “conflict of interest” in an offering of the Notes within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from any public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, each offering will be conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell the Notes in an offering to an account over which it exercises discretionary authority without the prior specific written approval of the accountholder.